EXHIBIT 4.2

Warrant No. [ ]	Number of Shares: [ ] (subject to adjustment)
Date of Issuance: [ ], 2010 CUSIP [ ]

GIGOPTIX, INC.

COMMON STOCK PURCHASE WARRANT

(VOID AFTER                         , 2015)

GigOptix, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that [                                    ] or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time before 5:00 p.m. (Eastern time) on                     , 2015 (the “Exercise Period”), [                    ] shares of common stock, $0.001 par value per share, of the Company (“Common Stock”), at a purchase price of $[            ] per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. This Warrant is being issued in conjunction with a public offering of shares of Common Stock and Warrants pursuant to a registration statement on Form S-1 (File No. 333-164740) (as amended, the “Registration Statement”) for the registration under the Securities Act of 1933, as amended, of, among other securities, the Warrant and the Common Stock issuable upon exercise of this Warrant.

1.      Exercise.

(a)      Exercise Procedure.    The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time during the Exercise Period, by surrendering this Warrant, with the notice of exercise form appended hereto as Exhibit I (the “Notice of Exercise”) duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the aggregate Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. A facsimile or email/.pdf signature of the Registered Holder on the purchase form shall be sufficient for purposes of exercising this Warrant, provided that the Company receives the Registered Holder’s original signature with three (3) business days thereafter.

(b)      Exercise Date.    Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in Section 1(f) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(c)      Cashless Exercise.    If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Registered Holder and all of the Warrant Shares are not then registered for resale by Registered Holder into the market at market prices from time to time on an effective registration statement for use on a continuous basis (or the prospectus contained therein is not available for use), then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Registered Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	the VWAP on the Trading Day (as defined below) immediately preceding the date on which Registered Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) =	the Purchase Price of this Warrant, as adjusted hereunder; and

(X) =

 the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

“Trading Day” means, any day on which the principal Trading Market is open for trading

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE Amex, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing) (individually, a “Trading Market”), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the board of directors of the Company (the “Board”), the fees and expenses of which shall be paid by the Company.

(d)      Mechanics of Exercise.

 (i)      Delivery of Certificates Upon Exercise.    Certificates for shares purchased hereunder shall be transmitted by American Stock Transfer & Trust Company, LLC or such other transfer agent as the Company shall choose (the “Transfer Agent”) to the Registered Holder by crediting the account of the Registered Holder’s prime broker with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is then a participant in such system and either (x) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Registered Holder or (y) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery to the address specified by the Registered Holder in the Notice of Exercise by the date that is three (3) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise Form, (B) surrender of this Warrant (if required) and (z) payment of the aggregate Purchase Price as set forth above (including by cashless exercise, if permitted) (such date, the “Warrant Share Delivery Date”). This Warrant shall be deemed to have been exercised on the first date on which all of the foregoing have been delivered to the Company. The Warrant Shares shall be deemed to have been issued, and the Registered Holder or any other person so designated to be named therein shall be deemed to have become a Registered Holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Purchase Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Registered Holder, if any, pursuant to Section 9 prior to the issuance of such shares, having been paid. If the Company fails for any reason to deliver to the Registered Holder certificates evidencing the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Registered Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such certificates are delivered or Registered Holder rescinds such exercise.

 (ii)      Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise.    In addition to any other rights available to the Registered Holder, if the Company fails to cause the Transfer Agent to transmit to the Registered Holder a certificate or the certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Registered Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Registered Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Registered Holder of the Warrant Shares which the Registered Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Registered Holder’s request and in the Registered Holder’s discretion, either (i) pay cash to the Registered Holder in an amount equal to the Registered Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares or credit such Registered Holder’s balance account with DTC) shall terminate, or (ii) promptly honor its obligation to deliver to the Registered Holder a certificate or certificates representing such Warrant Shares or credit such Registered Holder’s balance account with DTC and pay cash to the Registered Holder in an amount equal to the excess (if any) of the Buy-In

Price over the product of (A) such number of shares of Common Stock, times (B) the VWAP on the date of exercise.

(e)      Registered Holder’s Exercise Limitations.    The Company shall not effect any exercise of this Warrant, and a Registered Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Registered Holder (together with the Registered Holder’s affiliates, and any other persons acting as a group together with the Registered Holder or any of the Registered Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Registered Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Registered Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Registered Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Registered Holder that the Company is not representing to the Registered Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Registered Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 1(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Registered Holder, and the submission of a Notice of Exercise shall be deemed to be the Registered Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Registered Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1(e), in determining the number of outstanding shares of Common Stock, a Registered Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the United States Securities and Exchange Commission (the “Commission”), as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Registered Holder, the Company shall, within two (2) Trading Days, confirm orally and in writing to the Registered Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Registered Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the

Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Registered Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 1(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Registered Holder and the provisions of this Section 1(e) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor Registered Holder of this Warrant.

(f)      Issuance of Certificates.    As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within three (3) Trading Days thereafter, the Company, at its expense, will cause to be issued in the name of, and delivered to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i)      a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii)      in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised.

2.       Adjustments.

(a)      Adjustment for Stock Splits and Combinations.    If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased and the number of Warrant Shares shall be proportionately increased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b)      Adjustment for Certain Dividends and Distributions.    In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(i)      the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)     the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c)      Adjustments for Other Dividends and Distributions.    In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(d)      Adjustment for Reorganization.    If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (collectively, a “Reorganization”), then, following such Reorganization, the Registered Holder shall receive upon exercise hereof the kind and amount of securities, cash or other property which the Registered Holder would have been entitled to receive pursuant to such Reorganization if such exercise had taken place immediately prior to such Reorganization. Notwithstanding the foregoing sentence, if (x) there shall occur any Reorganization in which the Common Stock is converted into or exchanged for anything other than solely equity securities, and (y) the common stock of the acquiring or surviving company is publicly traded, then, as part of such Reorganization, (i) the Registered Holder shall have the right thereafter to receive upon the exercise hereof such number of shares of common stock of the acquiring or surviving company as is determined by multiplying (A) the number of shares of Common Stock subject to this Warrant immediately prior to such Reorganization by (B) a fraction, the numerator of which is the Fair Market Value (as determined in Section 2(e) below) per share of Common Stock as of the effective date of such Reorganization, and the denominator of which is the fair market value per share of common stock of the acquiring or surviving company as of the effective date of such transaction, as determined in good faith by the Board (using the principles set forth in Section 2(e) to the extent applicable), and (ii) the exercise price per share of common stock of the acquiring or surviving company shall be the Purchase Price divided by the fraction referred to in clause (B) above. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Registered Holder, to the end that the provisions set forth in this Section 2 (including provisions with respect to changes in and other adjustments of the Purchase Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities, cash or other property thereafter deliverable upon the exercise of this Warrant.

(e)      Fair Market Value. The “Fair Market Value” per share of Common Stock shall be determined as follows:

(i)      If the Common Stock is listed on a Trading Market as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the Trading Day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (ii) below).

(ii)     If the Common Stock is not listed on a Trading Market as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined by the Board to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board’s determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this Section 2(e)(ii) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder.

(f)      Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(g)      Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price, as applicable) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3.      Fractional Shares.    The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to Section 2(e) above.

4.      Transfers.    The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

5.      No Impairment.    The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

6.      Notices of Record Date, etc.    In the event:

(a)      the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b)      of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation, or any transfer of all or substantially all of the assets of the Company; or

(c)      of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

7.      Authorized Shares.    The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of a Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Registered Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Registered Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Purchase Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

8.      Registration of Common Stock.    The Company will use its commercially reasonable best efforts to maintain the effectiveness of the Registration Statement, including by the filing of any required post-effective amendments to such Registration Statement, and ensure that a prospectus is available for delivery to the Registered Holder until the expiration of this

Warrant in accordance with the provisions of this Warrant. This Warrant shall not be exercisable and the Company shall not be obligated to issue Common Stock unless, at the time the Registered Holder seeks to exercise this Warrant, a prospectus related to the Common Stock issuable upon exercise of this Warrant is current and the Common Stock has been registered or qualified or deemed to be exempt under the laws of the state of residence of the Registered Holder.

9.      Transfer of Warrant.    Subject to applicable laws, this Warrant and all rights hereunder are transferable by the Registered Holder, in person or by duly authorized attorney, upon delivery of this Warrant, the assignment form appended hereto as Exhibit II (the “Assignment Form”) and funds sufficient to pay any transfer taxes payable upon the making of such transfer, to any transferee designated by the Registered Holder. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

10.     Exchange or Replacement of Warrants.

(a)      Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b)      Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

(c)      Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 9, the Warrant Shares designated by the Registered Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Date of Issuance, and (iv) shall have the same rights and conditions as this Warrant.

11.     Notices.    All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered one business day after being sent via a reputable international overnight courier service guaranteeing next business day delivery.

12.     No Rights as Stockholder.    Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

13.     Amendment or Waiver.    Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Registered Holder.

14.     Section Headings.    The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

15.     Governing Law.    This Warrant will be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

16.     Signatures.    This Warrant may be executed by facsimile signature or e-mail/.pdf transmission.

* * * * * * *

EXECUTED as of the Date of Issuance indicated above.

GIGOPTIX, INC.

By:
Name: Avi Katz
Title: Chairman and Chief Executive Officer

[WARRANT]

EXHIBIT I

NOTICE OF EXERCISE

To: GigOptix, Inc.	Dated:

(1) The undersigned hereby elects to purchase              Warrant Shares of the Company pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[ ] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in Section 1(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in Section 1(c).

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

[SIGNATURE OF REGISTERED HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

EXHIBIT II

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [        ] all of or [              ] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

.

Dated: ,

Registered Holder’s Signature:

Registered Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.